Exhibit 99.2

Duke Realty Announces Results of Tender Offer for 5.95% Senior Notes Due 2017

Duke Realty Corporation (NYSE: DRE), a leading industrial and medical office property REIT, announced today the closing of the previously announced offer by Duke Realty Limited Partnership (“Duke Realty”), its operating partnership, to purchase for cash (the “Tender Offer”) any and all of the outstanding 5.95% Senior Notes due 2017 (the “Notes”) issued by Duke Realty, which expired at 5:00 p.m., New York City time, on June 22, 2016 (the “Expiration Time”).

As of the Expiration Time, $72,048,000 aggregate principal amount of Notes had been validly tendered and not validly withdrawn. The complete terms and conditions of the Tender Offer were set forth in an Offer to Purchase, dated June 16, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal.

Duke Realty has accepted for payment all the Notes validly tendered and not validly withdrawn prior to the Expiration Time and, in accordance with the terms of the Offer to Purchase, has paid all holders of such Notes $1,033.80 per $1,000 principal amount of Notes tendered plus accrued and unpaid interest from the last interest payment date to, but not including, today, June 23, 2016 (the “Payment Date”). Duke Realty funded the payment for tendered and accepted notes with the net proceeds from its previously announced issuance and sale of $375 million aggregate principal amount of its 3.25% Senior Notes due 2026. Wells Fargo Securities, LLC acted as dealer managers for the Tender Offer. D.F. King & Co., Inc. was the information agent and tender agent for the Tender Offer.

As contemplated by the Offer to Purchase, Duke Realty has provided a redemption notice for all Notes not validly tendered and accepted in the Tender Offer for redemption on July 23, 2016 in accordance with the redemption provisions under the indenture governing the Notes. The payment date for all such redeemed Notes is July 25, 2016. Duke Realty intends to fund payment for the redeemed Notes with the remaining net proceeds from the offering of its 3.25% Senior Notes due 2026. This news release shall not constitute a notice of redemption or an offer to purchase any such Notes.

Duke Realty Corporation owns and operates approximately 138 million rentable square feet of industrial and medical office assets in 21 major U.S. metropolitan areas. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty Corporation is available at www.dukerealty.com.

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company’s future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company’s ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments, (viii) valuation of marketable securities and other investments; (ix) valuation of real estate; (x) increases in operating costs; (xi) changes in the dividend policy for the company’s common stock; (xii) the reduction in the company’s income in the event of multiple lease terminations by tenants; (xiii) impairment charges, (xiv) the effects of geopolitical instability and risks such as terrorist attacks; (xv) the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes; and (xvi) the effect of any damage to our reputation resulting from developments relating to any of items (i) - (xv). Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s filings with the Securities and Exchange Commission. The company refers you to the section entitled “Risk Factors” contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2015. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Contact Information:

Investors:

Ron Hubbard

317.808.6060

Media:

Helen McCarthy

317.708.8010

Source: Duke Realty Corporation

2